Exhibit 11.1

POET TECHNOLOGIES INC.

(the “Corporation”)

CODE OF BUSINESS CONDUCT AND ETHICS

The Corporation (including its subsidiary or subsidiaries) is committed to a culture of honesty, integrity and accountability and strives to operate its business in accordance with the highest ethical standards and applicable laws, rules and regulations. This Code of Business Conduct and Ethics (this “Code”) outlines the principles that should guide all directors, officers and employees of the Corporation in the performance of their duties. For the purpose of this Code, any reference to “employees” includes any director, officer or employee of the Corporation.

Employees of the Corporation must not only comply with applicable laws, rules and regulations but also must engage in and promote honest and ethical conduct and abide by the policies and procedures that govern the conduct of the business of the Corporation. The responsibilities of each employee include helping to create and maintain a culture of high ethical standards and commitment to compliance and, in the case of directors and officers, maintaining a work environment that encourages employees to raise concerns with management and promptly addressing employee compliance concerns.

Failure to comply with the Code, other policies and procedures of the Corporation or applicable laws, rules and regulations may be grounds for disciplinary action up to and including termination of employment, may require restitution and may lead to civil or criminal action against individual employees and any company involved.

This Code is not meant to be a complete list of all legal and ethical obligations of the employees of the Corporation. The Corporation provides this Code to its employees to offer guidance in properly recognizing and resolving the legal and ethical issues that they may encounter while conducting the business of the Corporation. Should an employee be confronted with a situation where further guidance is required, the matter should be discussed with a member of management or the audit committee (the “Audit Committee”) of the directors of the Corporation.

Employees are expected to report situations of non-compliance with respect to this Code to the Corporation in accordance with the procedures set out in the Corporation’s Whistleblower Policy. No employee will be subject to retaliation by the Corporation for reporting, in good faith, a violation of this Code.

It is the responsibility of each employee to become familiar with the principles set out in this Code and to integrate them into every aspect of the business of the Corporation. All senior management employees will be required to personally certify that they understand the continuing obligation to comply with this Code.

1.                      Conflicts of Interest

Employees have a duty of loyalty to the Corporation and are therefore expected to always act in the best interests of the Corporation. A conflict arises when the personal interests or activities of an employee influence or have the potential to influence the exercise of his or her judgment in the performance of his or her duties. Conflicts of interest and even the appearance of a conflict of interest may compromise the reputation of the Corporation and must be avoided.

The Corporation respects its employees’ right to privacy in their personal activities and financial affairs. It is the responsibility of each employee to ensure that his or her personal conduct complies with the following principles, which are not intended to address every potential conflict situation.

(a)                     Employment or Affiliation with a Competitor, Supplier or Customer:  Full-time employees may not act as directors, officers, employees, consultants or agents of entities that compete directly with the business of the Corporation or do business with the Corporation (such as customers, suppliers or business partners of the Corporation) without the approval of the Corporate Governance and Nominating Committee.  In addition, employees may not own, directly or indirectly, a beneficial interest in any of these entities unless an employee is making an investment in securities that are listed on a national or international securities exchange and the total value of the investment is less than five per cent of the aggregate value of the class of securities involved and the amount of the investment is not so significant that it could affect the employee’s business judgement on behalf of the Corporation.

(b)                     Independent Business Ventures:  Employees may not engage in independent business ventures or agree to perform services for other businesses if the activity will interfere with the employee’s devotion of time and effort to the conduct of the business of the Corporation or otherwise affect his or her ability to work effectively.

(c)                      Personal Benefits, Gifts, Bribes and Kickbacks: Employees may not use their position as an employee of the Corporation to derive or secure any personal, financial or other benefit for themselves or their relatives. An employee may not solicit and/or accept any gift or favour from any competitor, supplier or customer except to the extent customary and reasonable in amount and not in consideration for any improper action by the recipient. The offering or accepting of bribes, payoffs or kickbacks made directly or indirectly to obtain an advantage in a commercial transaction are strictly prohibited.

(d)                     Reporting Conflict:  Each employee is required to promptly disclose any actual or potential conflict of interest to the Corporation. Any transaction, relationship or interest that reasonably could be expected to give rise to a conflict of interest should be reported. Actual or potential conflicts of interest involving a director or executive officer should be disclosed directly to the Chairman of the Board.

Although the principles above refer only to employees of the Corporation, employees should also exercise care to avoid actual or potential conflicts of interest that may arise because of the activities of their immediate family members and other members of their household.

2.                      Protection and Proper Use of Corporate Assets

All employees of the Corporation are expected to protect the assets of the Corporation and ensure they are used for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the business and profitability of the Corporation. Any suspected incidents of fraud or theft should be immediately reported for investigation.

The assets of the Corporation include information, equipment, office supplies, hardware, software, intellectual property and time. Such assets may not be used for personal benefit, nor may they be sold, borrowed or given away without proper authorization. Occasional personal use of certain corporate resources (e.g. computer, fax or e-mail) is acceptable where the interests of the Corporation are not adversely affected. However, employees are expected to consult a member of management for approval if in doubt.

3.                      Use of E-mail and Internet Services

E-mail systems and Internet services are provided to help employees perform their duties and responsibilities related to the Corporation. Incidental and occasional personal use is permitted, but use for personal gain or any improper purpose is not permitted. Employees may not access, send or download any information that could be insulting or offensive to another person, such as sexually explicit messages, cartoons, jokes, unwelcome propositions, ethnic or racial slurs or any other message that could be viewed as harassment. “Flooding” the systems of the Corporation with junk mail and trivia hampers the ability of the systems to handle legitimate corporate business and is prohibited.

Employees’ messages (including voice mail) and computer information are considered corporate property.  Unless prohibited by law, the Corporation reserves the right to access and disclose this information as necessary for business purposes. Employees should use good judgment, and should not access, send messages or store any information that he or she would not want to be seen or heard by other individuals.

4.                      Disclosure

It is the policy of the Corporation to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws, rules and regulations in all reports and documents that the Corporation files with, or submits to, securities regulators and in all other public communications made by the Corporation. The management of the Corporation has the general responsibility for preparing such filings and such other communications and should ensure that such filings and communications comply with all applicable laws, rules and regulations.  Employees must provide all necessary information to management when requested and must inform management if they become aware that any information in any such filing or communication was untrue or misleading at the time such filing or communication was made or if they have information that would affect any filings or communications to be made in the future.

5.                      Corporate Opportunities

Employees owe a duty to the Corporation to advance its legitimate interests when an opportunity to do so arises.  In this regard, employees may not appropriate for their own use, or that of another person or organization, the benefit of any business venture or opportunity which they learned about during the course of their employment, unless it is first offered to the Corporation and the Corporation decides not to pursue it.

6.                      Confidentiality of Corporate Information

During the normal course of business, employees may have access to, among other things, non-public information regarding the customers of the Corporation, suppliers, operations, strategic plans, financial affairs, employees and trade secrets. This information is a key corporate asset and every employee has an obligation to protect it and keep it in the strictest confidence, except when disclosure is explicitly authorized pursuant to the disclosure policy of the Corporation or when disclosure is legally required. The unauthorized use or disclosure of confidential information of the Corporation could destroy its value and give an unfair advantage to others. Care should be taken in disposing of documents containing confidential information, such as shredding documents, before discarding. Confidential information also includes any information relating to the business and affairs of the Corporation that results in or would reasonably be expected to result in a significant change in the market price or value of any securities of the Corporation or any information a reasonable investor would consider important in making an investment decision. Employees must not use confidential information for their own advantage or profit.

An employee’s obligation to protect the confidential information of the Corporation exists whether or not the information is explicitly labelled as being confidential and the obligation continues even after leaving the employ of the Corporation.

7.                      Fair Dealing

The Corporation competes vigorously in its business dealings but is committed to practices that are fair and honest.  In this regard, employees are expected to respect the rights of, and deal fairly with, the employees, customers, suppliers, shareholders, business partners, regulators and competitors of the Corporation.  No employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.

8.                      Compliance with Laws, Rules and Regulations

The Corporation is subject to a number of laws, rules and regulations with respect to the conduct of its business. Employees are expected to maintain compliance with the letter and spirit of all laws governing the jurisdictions in which they perform their duties. This Code does not purport to address all areas of law that employees might encounter in the day-to-day business of the Corporation. The following areas, however, should be specifically noted:

(a)                     Human Rights Laws: The Corporation values the diversity of its employees, customers and suppliers and is committed to providing equal treatment in all aspects of the business. Abusive, harassing or offensive conduct is unacceptable, whether verbal, physical, visual or otherwise.  The Corporation will not tolerate any conduct that is discriminatory or harassing or otherwise compromises an individual’s human rights.

(b)                     Privacy Laws:   The Corporation is committed to maintaining the accuracy, confidentiality, security and privacy of the personal information of its customers, suppliers and employees.  Employees who have access to personal information are expected to support the efforts of the Corporation to develop, implement and maintain procedures and policies designed to manage personal information.

(c)                      Health and Safety Laws: The Corporation strives to comply with all applicable health and safety laws and regulations as part of its commitment to providing employees with a safe and healthy work environment. Employees have a responsibility to maintain this work environment. In this regard, employees are expected to work in a safe manner with due regard for their personal safety as well as that of their co-workers and to report accidents, injuries, hazardous equipment and unsafe practices. Employees are prohibited from engaging in the business of the Corporation while under the influence of alcohol or illegal drugs.

(d)                     Environmental Laws: Cognizant of its responsibility to the environment, the Corporation strives to comply with all applicable environmental laws and regulations. Employees are expected to support the efforts of the Corporation to develop, implement and maintain procedures and programs designed to protect and preserve the environment.

(e)                      Securities Laws: The Corporation is committed to protecting securityholder investments and expects all employees to comply with the applicable reporting obligations and trading restrictions imposed by the Corporation, any securities commission or stock exchange. Employees who are in possession of material information about the Corporation must not trade in securities of the Corporation until such information is generally publicly available. Providing inside information to others who then trade on such information is also strictly prohibited. Employees should make themselves familiar with the Trading Policy and Disclosure Policy of the Corporation.

(f)                       Competition Laws:  Competition laws are enacted to limit practices that are seen to impair the function of a free and open marketplace. A complete description of these laws is beyond the scope of this Code, however, they include price fixing, bid rigging, price discrimination, allocation of markets and boycotting of certain suppliers or customers. Employees having regular dealings with customers and suppliers should become familiar with the laws applying to these practices as non-compliance can result in severe penalties being imposed on both the Corporation and the individuals involved.

9.                      Duty to Report

Employees who know of, or suspect, a violation of this Code or of any applicable law, rule or regulation have an obligation to immediately report this information to a member of management or the Audit

Committee. No one will be subject to retaliation because of a good faith report of suspected misconduct. All reported violations will be promptly investigated and treated confidentially to the extent possible. Employees are expected to cooperate fully in internal investigations of misconduct.

10.               Administration of this Code

The directors of the Corporation are responsible for monitoring compliance with this Code, for regularly assessing its adequacy, for interpreting this Code in any particular situation and for approving any changes to this Code from time to time.

In order to seek a waiver of this Code, full disclosure of the particular circumstance must be made to the Chief Financial Officer, in the case of employees who are not directors or officers of the Corporation, or the Audit Committee, in the case of directors and officers of the Corporation.  Amendments to and waivers of this Code will be publicly disclosed as required by applicable laws, rules and regulations.

This Code is a statement of certain fundamental principles, policies and procedures that govern the directors, officers and employees of the Corporation in the conduct of the business of the Corporation. It is not intended to, and does not, create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

Approved by the Directors on December 14, 2007.